UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 1, 2009

ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658
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(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

2701 Cambridge Court, Auburn Hills, MI  48326
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(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code

248-370-9900

(Former Name or Former Address, if Changed Since Last Report.)
___________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2009, Ecology Coatings, Inc. (“us”, “we” or “our”), and Stromback Acquisition Corporation, an Illinois corporation (the “Purchaser”), entered into a Securities Purchase Agreement (the “Preferred Securities Agreement”) for the issuance and sale of our 5.0% Cumulative Convertible Preferred Shares, Series B (the “Convertible Preferred Shares”) at a purchase price of $1,000 per share.  Stromback Acquisition Corporation is owned by Richard Stromback a former member of our Board of Directors.  Until April 1, 2010, Purchaser has the right to purchase up to 3,000 Convertible Preferred Shares.  The Convertible Preferred Shares have a liquidation preference of $1,000 per share.  Purchaser may convert the Convertible Preferred Shares into common stock of the Company at a conversion price that is seventy seven percent (77%) of the average closing price of Company’s common stock on the Over-The-Counter Bulletin Board for the five trading days prior to each investment.  The Convertible Preferred Shares will pay cumulative cash dividends at a rate of 5% per annum, subject to declaration by our Board of Directors, on December 1 and June 1 of each year.  We have agreed to provide piggyback registration rights for common stock converted by Purchaser under a Registration Rights Agreement.

Fifty percent (50%) of each investment, up to a maximum of $500,000, will be placed in a fund and disbursed as directed by Purchaser to satisfy our outstanding debts, accounts payable and/or investor relations programs (“Discretionary Fund”).

We have agreed to continue to use the services of Mr. Stromback under our September 17, 2008 Consulting Services Agreement to assist us in developing new finance and revenue opportunities.  We have agreed to either extend the notes under identical terms or allow the conversion into our common stock the amounts we owe under promissory notes with Mr. Stromback, Doug Stromback and Deanna Stromback.  In addition, Mr. Stromback agreed to resign from our Board of Directors after the Closing of the initial investment and disbursements of the initial funds in the Discretionary Fund.

The Initial Closing of the sale of the Convertible Preferred Shares (the “Closing”) occurred on October 1, 2009 and Purchaser acquired 240 Convertible Preferred Shares at an aggregate purchase price of $240,000.  Warrant No. 1 was issued to Purchaser granting rights to purchase 14,400 shares of our common stock at a purchase price of $.42 per share.

The brief description of the terms and conditions of the Preferred Securities Agreement in this Item 1.01 is qualified in its entirety by the terms of the Preferred Securities Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On September 30, 2009, the Company and the Purchaser entered into the Securities Purchase Agreement for the issuance and sale of Convertible Preferred Shares, Series B at a purchase price of $1,000 per share.  The Initial Closing occurred on October 1, 2009.  The Convertible Preferred Shares have a liquidation preference of $1,000 per share and a conversion price of seventy seven percent (77%) of the average closing price of Company’s common stock on the Over-The-Counter Bulletin Board for the five trading days prior to each investment.   The Convertible Preferred Shares will pay cumulative cash distributions initially at a rate of 5% per annum, subject to declaration by the Board.

The Initial Closing of the sale of the Convertible Preferred Shares (the “Closing”) occurred on October 1, 2009 and Purchaser acquired 240 Convertible Preferred Shares at an aggregate purchase price of $240,000.  Warrant No. 1 was issued to Purchaser granting rights to purchase 14,400 shares of our common stock at a purchase price of $.42 per share.
The Company offered and sold the Convertible Preferred Shares to the Purchaser in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

The Convertible Preferred Shares and the underlying common shares of the Company issuable upon conversion of the Convertible Preferred Shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This Current Report does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 1, 2009, Richard Stromback resigned, effective immediately, from our Board of Directors in conjunction with the new Preferred Securities Agreement and to focus his efforts in assisting us in developing new financing and revenue opportunities.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.74	Securities Purchase Agreement dated September 30, 2009 between Ecology Coatings, Inc. and Stromback Acquisition Corporation
10.75	Certificate of Designation of 5% Cumulative Convertible Preferred Shares, Series B dated September 30, 2009
10.76	Registration Rights Agreement dated September 30, 2009 between Ecology Coatings, Inc. and Stromback Acquisition Corporation
10.77	Warrant No. 1 dated September 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGY COATINGS, INC.

DATE: October 1, 2009	By: /s/ Daniel V. Iannotti
Daniel V. Iannotti
Vice President, General Counsel & Secretary